NORTH CAROLINA

GUILFORD COUNTY

THIS LEASE, made this _____ day of ___________ 20 ____by and between D & W INVESTMENT PROPERTIES, a LLC, organized and existing under the laws of the State of North Carolina, hereinafter called the "Landlord", and GUERRILLA RF a Corporation, organized and existing under the laws of the State of North Carolina hereinafter called the "Tenant"

W I T N E S S E T H:

That for and in consideration of the covenants and agreements hereinafter set out, to be kept and performed by the Tenant, the Landlord has demised and leased and by these presents does hereby demise and lease, to the Tenant, for the term and upon the conditions hereinafter set out, the following described office and warehouse space, (hereinafter referred to as the "premises") in a building located in the city of Greensboro, Guilford County, North Carolina, and more particularly described as follows:

Section 100 at 1196 Pleasant Ridge Road, Greensboro, N.C., being

12,000 square feet of which approximately 4,800 square feet will be occupied by the Tenant (as shown on Exhibit A).

TO HAVE AND TO HOLD said premises and. privileges and appurtenances thereunto belonging to the Tenant, its successors and assigns, upon the following terms and conditions:

1. Term: This Lease shall begin on January 1, 2014 and shall continue until midnight on December 31, 2018, unless renewed.

2. Base Rent: As rental for said premises, the Tenant shall pay to the Landlord, without notice of demand therefore, Fifty Three Thousand Seven Hundred Sixty Dollars and no/100 ($53,760.00) per year due and payable in equal monthly installments, in

advance, on the first day of the calendar month throughout the term, in the amount of Four Thousand Four Hundred Eighty Dollars and no/100 ($4,480.00). Any rent payments not received from the Tenant by the tenth (10th) day of each month will be subject to a 5% late charge.

3. Use: The premises shall be used by the Tenant solely for the purpose of offices and warehousing. No other uses shall be made of the premises without the prior written consent of the Landlord, but such consent shall not be withheld unreasonably. No unlawful or offensive use shall be made of the premises. The Tenant agrees to comply with all laws and ordinances relating to the use of the premises, including specifically, but no exclusively, all laws and ordinances relating to the storage and use of inflammable or combustible materials.

4. Pollution: There will be no handling, storage or processing of toxic material on the premises.

5. Assignment or Sub-Lease: The Tenant shall not assign this Lease or sub-let any part of the premises, without the prior written consent of the Landlord, which shall not be unreasonably withheld, except Tenant shall have the right to assign this Lease to a corporation having the same controlling interest of shareholders as the Tenant.

6. Reimbursement of Landlord's Expenses: During the term of this Lease, Tenant agrees to pay to Landlord Tenant's pro rata share of those expenses detailed below. Landlord will annually notify the Tenant in writing of these charges but the Tenant's responsibility for this reimbursement is not cancelled by a delay in the notification and expiration of the lease prior to the annual notice. The Tenant may review invoices for those expenses to be reimbursed. Pro rata shall be defined as the Tenant's total premise area as a percentage of the entire Park which is leased on the date of notification.

(a) Taxes: The Tenant shall be responsible, on a pro rata basis, for any increase in ad valorem taxes or municipal assessments levied against these premises subsequent to the base year 2014. Landlord will notify Tenant of its share of additional taxes on assessments

within thirty (30) days of receipt of yearly tax notices and Tenant shall promptly remit said charges to Landlord. Tenant shall pay all taxes and assessments, if any, levied against it personal property or leasehold improvements imposed by lawful authority as a result of its use or occupancy of the premises.

(b) Common Area Charges: Tenant shall pay eighty cents (80¢) per square foot on a calendar basis, payable monthly as its pro rata share of common area expenses which include landscaping, cleaning of common area, snow removal, retention pond maintenance, trash removal and common lights. Landlord will notify Tenant of adjustments in common area charges within twenty (20) days of the close of the calendar year.

7. Insurance: The Landlord, at its own expense, will procure and keep in force during the term of this Lease, a policy or policies of fire and extended coverage insurance, issued by a reliable insurance company, in a total amount not exceeding the full insurable value of the premises; and the Tenant shall pay any addition to, or increase in, the premiums on such insurance, caused solely by the use to which the premises are put by the Tenant, or by any other act of the Tenant. In the event of a loss or damage, covered by such insurance, the Landlord shall be entitled to the proceeds of all insurance on the real estate.

8. Damage or Destruction: If the building in which the lease space is located shall be damaged or destroyed by fire or other casualty to the extent that the Landlord is unable or unwilling to continue to provide (4,800) square feet of floor space in such building, suitable for the purposes of the Tenant hereunder, either party may with fifteen (15) days after the occurrence of such damage or destruction elect to terminate this lease, after notification to Tenant by Landlord that it is unable or unwilling to provide space. In the event of such termination, the Tenant's liability for payment for further rent shall cease as of the date of such damage or destruction, and it shall be entitled to a refund of any rent previously paid by it, proportionate to the remainder of the month following such date.

9. Default in Payment of Rent; Breach of Other Covenants: In addition to the provision for termination of this Lease contained in Paragraph 8, above, if Tenant shall fail to pay rent provided for in Paragraph 2, above, for any calendar month, by the tenth (10th)

day of that particular month, or if the Tenant shall fail to perform any other covenant or agreement herein required on its part, and such default shall continue for a period of ten (10) days after written notice from the Landlord and demand by it for performance of such covenant or agreement, then the Landlord, at its option, may terminate this Lease and in case of such termination, as provided either in this paragraph or in Paragraph 8, the Landlord may expel the Tenant, without prejudice to other remedies. Demand for possession and notice to quit, as well as every other formality, are hereby expressly waived in the event of any such default by the Tenant and termination by the Landlord. It is agreed that any notice or demand which the Landlord may desire to give or make may be given to anyone in charge of said premises as agent of the Tenant.

10. Repairs: The Landlord will keep and maintain roof, exterior walls and floor (excluding glass store fronts which will be the responsibility of Tenant) and parking lot in a good state of repair. Landlord will be responsible for any repair to heating and air conditioning equipment with exceeds $250.00 per occurrence per unit; provided, that if the Landlord fails to commence any repair necessary to maintain said equipment and units, the exterior walls and roof in such condition, within ten (10) day after written notice from the Tenant to do so, and to have the repairs completed within a reasonable time, the Tenant may have such repairs made and charge the expense thereof against the Landlord, deducting the same from rentals due or to become due, at its option. All other parts and portions of the premises shall be kept and maintained in good condition and repair by the Tenant.

11. Alterations, Improvements and Return of Premises: The Tenant, at its own expense, may make alterations, additions and improvements of a material or structural nature only with the prior written consent of the Landlord. All alterations, additions and improvements shall become the property of the Landlord and be surrendered with the premises upon termination of this Lease, but the Landlord may require the Tenant to remove any part or all of such alterations, additions or improvements, at the Tenant's expense, upon the termination hereof. During the term of this Lease and upon termination hereof, the Tenant shall have the right to remove all fixtures, equipment and machinery installed upon

the premises by it, provided that removal can be effected without materially damaging or affecting the building structurally. Any damage by such removal shall be repaired by the Tenant at its expense. The Tenant agrees that it will return the leased premises at the end of the term or upon any earlier termination of this Lease, in as good order and condition, fire or other casualty, ordinary wear and tear excepted, as the same are at the time of commencement of this Lease.

12. Inspection of Premises, Signs and Entry by Landlord: The Landlord shall have the right to inspect and examine the premises at all reasonable hours. During the last six (6) months of the term of this Lease, the Landlord shall have the right to post a sign on the premises indicating that the same are for sale or for rent and during such time the Landlord, its agents and employees, may enter upon the premises with prospective purchasers or tenants, provided, however, that such entities shall be made only at reasonable times and hours.

13. Notice: All notices required by or provided in this Agreement shall be sufficiently given if mailed by registered or certified mail, addressed as follows:

If intended for the Landlord, to:

D & W Investment Properties LLC
P.O. Box 10378
Greensboro, NC 27404

If intended for the Tenant, to:

14. Quiet and Peaceable Enjoyment of Premises by Tenant: The Landlord covenants that the Tenant, on paying the rent, reserved and performing the covenants and agreements

aforesaid shall, peaceably and quietly have, hold and enjoy the leased premises.

15. Indemnity: The Tenant will save the Landlord harmless from any liability by reason of personal injuries or property damage suffered by any person or persons while on the premises in connection with the operation of the Tenant's business on the premises. The Tenant shall have the Landlord named as a co-insured in all liability insurance policies carried by it in connection with the operation of its business on the premises, without expense to the Landlord.

16. Condemnation: If the entire premises shall be taken under any condemnation or eminent domain proceeding, then the Lease shall terminate as of the date that the condemning body takes possession of the premises and rent shall abate thereafter.

If the remainder is suitable for Tenant's purposes at Tenant's discretion, then the rent shall be reduced in accordance with the ratio which the area of the taken portion of the premises bears to the area of the entire premises prior to the taking.

17. Parking: Tenant shall the right to use the general parking area provided near the premises.

18. Signs: Tenant agrees to use signage in harmony with other Tenants in the Building. All signs to be approved by the Landlord whose decision therein shall be final.

19. Rent in Advance: Tenant will pay two (2) month(s) rent in advance upon execution of this Lease, receipt of which is acknowledged by Landlord. This rent will apply to the first and last month's rent of original Lease term.

20. Rental Increase: Lease shall increase by 2% per annum for years 2-5 of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Agreement for the purposes and uses herein stated, as of the day and year first above written.

LANDLORD:

D & W Investments Properties LLC

By: T. Wayne Troxler

TENANT:

GUERRILLA RF

By: Ryan Pratt

ADDENDUM "A"

1) Landlord and Tenant agree that space is to be built out per the plans and scope of work that are hereby attached as Exhibit "A". Landlord agrees to apply One Hundred Seventy Three Thousand Four Hundred and no/100 Dollars ($173,400.00) and Tenant shall pay Thirty Thousand Six Hundred and no/100 Dollars ($30,600.00) toward the upfit. Landlord and Tenant agree that Landlord will pay for construction as draws are submitted by contractor, and Tenant will reimburse Landlord its construction monies at the completion of the project. In the event that Tenant requires "change orders" during the upfit process, any overages for the change order shall be paid directly by Tenant or paid by Landlord and Tenant on the pro rata basis mentioned above (if agreed upon by both parties) and rental shall be increased by amortizing the Landlord's additional monies over five (5) years at an interest rate of 5%.

2) The target completion date for the space is January 1, 2014. In the event that the space is not completed by this date, Landlord and Tenant agree that Tenant shall occupy the space upon completion and the rent shall run for five (5) full years (60 months) from the date of Tenant's occupancy.

3) Landlord and Tenant acknowledge that there is 1,200 square feet of space that is presently vacant that adjoins Tenant's space. The adjoining Tenant, "Edward Jones" has the first Right of Refusal on this space. Landlord agrees that upon written notice from Tenant that Landlord will go to "Edward Jones" and make them either exercise their right for the space or refuse it. Upon "Edward Jones" refusing their right, Tenant may then exercise its right to this additional 1,200 square feet of space. Landlord and Tenant agree to negotiate in good faith to determine a rental rate for the space based on the amount of upfit that shall be required.

4) Landlord and Tenant agree that before any construction begins on the space, Landlord, Tenant, and Contractor will meet to give final consent to begin the construction work.

EXHIBIT "A"

Holden Building Company, Inc.

114-B South Westgate Drive, Greensboro, NC 27407
(336) 854-0155 Phone, (336) 856-0722 Fax

August 30, 2013

Guilford Realty Group
Mr. Wayne Troxler
1903 Ashwood Ct.
Suite C
Greensboro, NC 27455

Re: 1196 Pleasant Ridge
Guerrilla RF

Dear Wayne:

Thank you for inviting us to price the renovations to Suites #4 & #5 for Guerrilla RF at 1196 Pleasant Ridge Road in Greensboro, NC. Our budget proposal is based on the attached scope of work for an investment of $204,000.00 and the breakdown is as follows:

GENERAL CONDITIONS/PERMITS	$	16,559.00
PLANS	$	4,800.00
DEMOLITION	$	435.00
CONCRETE PATCH	$	477.00
CABINETRY	$	3,360.00
DOOR FRAMES AND GLASS	$	12,002.00
TOILET ACCESSORIES and EXTINGUSHERS	$	2,867.00
ROOF FLASHING	$	1,200.00
DRYWALL/CEILINGS	$	31,500.00
FLOORING	$	9,541.00
PAINT	$	5,500.00
PLUMBING	$	12,680.00
HVAC	$	45,031.00
ELECTRICAL	$	43,030.00
OVERHEAD AND FEE	$	15,018.00
TOTAL BID PRICE	$	**204,000.00**

A scope sheet that provides more information follows. Thank you for considering us for this project and we look forward to working with you. As always, please do not hesitate to call if there are any questions.

Sincerely,

Tim Hight
Holden Building Company, Inc.

1196 Pleasant Ridge Road
SCOPE OF WORK

Plans

We include architectural plans; engineered plumbing, electrical and HVAC plans for permitting
All permits for construction

Demolition

Remove concrete as needed for under slab plumbing
Remove roofing and metal decking for new roof top units
Remove the brick and framing at the side wall knock out areas

Doors, Hardware & Glass

Add fourteen (14) new solid core birch doors, hollow metal frames and lever type hardware to match building standards
Add three (3) pair of solid core birch doors, hollow metal frames and lever type hardware to match building standards
Add two (2) 4'x4' windows at the new masonry openings at the side of the building
Five (5) new 3'x4' hollow metal window frames with ¼" clear tempered glass installed into interior drywall walls

Drywall

3 5/8" metal stud interior partition walls with 5/8" drywall and R11 insulation for all interior walls
The Lab walls to extend to the deck
The conference room and waiting room to be 12' high
All other walls to be 10" high
One (1) new one hour rated fire wall will be constructed along the column line
The exterior stud walls will receive new 5/8' drywall taped and finished to 12' high
Masonry walls in the lab will receive metal studs and drywall to 10' high
New 2'x4' acoustical ceiling with R19 unfaced insulation will be provided through out

Cabinetry

Eight (8) linear feet of base and wall cabinets
Cabinets to be laminate exterior with laminate top
Two (2) handicap laminate vanities
Wood blocking

Flooring

New VCT and rubber in the new toilet rooms and break room
Anti-static carpet and base in the Lab, Electrical and IT rooms
Standard carpet and carpet base in the office areas
Receiving and storage areas to remain concrete with rubber base on the drywall walls

Painting

Paint the new walls to receive one (1) coat of primer and two (2) coats latex
Door frames semi-gloss
Doors to be stained and urethane

Plumbing

Add two (2) handicap accessible toilets
One (1) standard toilet
One (1) urinal
Add two (2) lay in lavatories with faucets
One (1) 12 gallon electric water heater
One (1) handicap high/low water cooler
One (1) single bowl handicap break room sink with faucet

HVAC

New toilet room exhaust fans
One (1) 7 1/2 ton roof top gas pack unit for the lab
One (1) 10 ton roof top gas pack unit for the office area
Gas lines
Ductwork, controls, registers and starts up

Thermostatically controlled exhaust fan and a 24"x24" bronze louver in the IT room door

Electrical

Four (4) switches
Sixteen (16) Occupancy sensors
Twenty-five (25) duplex outlets
Twelve (12) data stub-ups
Two (2) GFCI outlets for the break room
Three (3) cubicle connections
Six (6) exit/emergency lights
Two (2) exterior emergency lights
Fifty-eight (58) lay in lights
Three (3) 8' strip lights
One (1) 4' strip light
One (1) 4'x4' of plywood in the IT room
One (1) GFI roof top outlet
Connection to the roof top units
Connections to toilet room exhaust fan
Connection to the IT room fan
One (1) 120/208 volt 400 amp meter base and panel
Wiring from the service trough to the new panel

QUALIFICATIONS AND CLARIFICATIONS

- All work in the tenant suite will be performed during normal business hours.
- All loud work will be scheduled off hours.
- We do not include new locksets for the existing doors.
- We do not include any telephone/data cable installation.
- We not include any changes required by the local inspection dept. during the plan review process.
- We do not include any item not specifically mentioned above.
- We do not include any security systems or fire alarm.
- We do not include window blinds.
- Masonry walls to remain exposed in the Storage, IT, Electrical, and Receiving areas.
- We make no allowances for tenant's equipment furniture or appliances.


13'-10"
6'-0"
STOR.
6'-0"
IT
6'-0"
ELEC.
4'-0"
RECEIVING
LAB
16'-0"
58'-9"
19'-0"
EWC
4'-6" TYP
11'-6"
OFFICE 6
9'-7"
11'-0"
12'-8"
12'-8 1/2"
MEN
10'-0"
WOMEN
17'-10"
BREAK ROOM
6' X 8' WORK STATIONS
11'-6"
OFFICE 5
9'-7"
12'-3"
11'-6"
OFFICE 4
9'-7"
COLLABORATION AREA
11'-11"
11'-7"
CONF. RM.
17'-6"
WAITING ROOM
12'-0"
9'-5"
OFFICE 1
12'-0"
9'-5"
OFFICE 2
12'-0"
SM CONF
100

PLEASANT RIDGE BUSINESS PARK
1196 PLEASANT RIDGE ROAD-SUITE 100

PROPOSED FLOOR PLAN FOR NEW TENANT

SCALE-1/8"=1'-0"